        Exhibit 10.7
June 22, 2020

Mark Strobeck 328 Midland Ave
Wayne, PA 19087 Dear Mark,
Assertio through its subsidiary Zyla Life Sciences (the “Company”) is pleased to offer you employment on the following terms:

Position: Your initial title will be Executive Vice President and Chief Operating Officer reporting to Todd Smith, President & CEO. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time, “Other Commitments”) that would interfere with your full-time obligation to the Company or otherwise create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have disclosed in writing to the Company all current or expected future Other Commitments, and you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your principal work location will be at either the Company’s office in Wayne, Pennsylvania or at your current personal residence.

Cash Compensation: The Company will pay you a starting salary at the rate of $18,333.33 per pay period (24 annually) (“The Base Salary”), less standard deductions and payable in accordance with the Company’s standard payroll schedule. The Base Salary will be reviewed at least annually by the Board of Parent (as defined in the Management Continuity Agreement) to determine if any increase is appropriate, and if your Base Salary is increased, then the term “Base Salary” as used in this Offer Letter shall mean the amount of the your Base Salary then in effect at the applicable time. You will be eligible to participate in the Company’s Bonus Plan, pro-rated as of May 20, 2020 for the calendar year 2020 at a target of 50% of your Base Salary, subject to the Company’s Bonus Plan guidelines. You will also be eligible to participate in the Company’s Merit plan, pro-rated as of May 20, 2020 for the calendar year 2020 at a target, subject to the Company’s annual merit guidelines.

Employee Benefits: As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, currently including such benefits as healthcare insurance, twenty five (25) days of paid vacation, 11 paid holidays and, should you choose to participate, a 401(k)-retirement plan.

Relocation Benefits: You are eligible for relocation benefits per our relocation policy. The relocation benefit is available for use up to twelve (12) months from your expected move date, with an expected move date of no later than twelve (12) months from your hire date. If you voluntarily terminate employment for any reason within the first eighteen
(18) months following your first day of employment, you must promptly repay the Company any amounts paid by the Company to you pursuant to this Section.

Management Continuity Agreement: Your offer includes a Management Continuity Agreement, a copy of which is included in your offer packet and email hereto as Exhibit A. This Offer Letter is incorporated by reference into the Management Continuity Agreement.

Employment Relationship: Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement, together with the Management Continuity Agreement. This, along with the applicable provisions of the Management Continuity Agreement, is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (subject to the applicable provisions of the Management Continuity Agreement), the “at will” nature of your employment may only be changed in an express written agreement signed by you and the President & CEO of Assertio.

Taxes: All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement: This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law.

Mark, I am very pleased to extend this offer to you, and, on behalf of all the Assertio employees, I look forward to having you join us. Assertio’s activities focus on developing products to improve patient lives, and your skills and experience will make you an important member of our Company. If you elect to accept this offer, please sign, date and return one copy of this letter to myself at slongoria@assertiotx.com..

This offer, if not accepted, will expire by close of business, Tuesday, June 23, 2020. If you have any questions, please call me at (224) 214-0742.

Very truly yours,

/s/ Sarah Longoria

Sarah Longoria
Vice President, Human Resources

I have read and accept this employment offer:

/s/ Mark Strobeck June 23, 2020

Mark Strobeck Date

Attachment
Exhibit A: Management Continuity Agreement